Exhibit 99.2

Rigel Announces Pricing of Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif. – May 2, 2007 – Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced the pricing of its public offering of 5,000,000 shares of common stock at a price of $9.75 per share. All of the shares are being offered by Rigel.  The underwriters have an option to purchase up to an additional 750,000 shares to cover over-allotments, if any. The offering is expected to close on May 8, 2007, subject to the satisfaction of customary closing conditions.

Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. are acting as joint book-runners of the offering, with Thomas Weisel Partners LLC acting as co-manager.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission.  This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010-3629 (Telephone number 1-800-221-1037) and Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Qiana Smith (telephone number 1-631-274-2635, email Qiana.Smith@broadridge.com).

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases, cancer and viral diseases. Rigel’s goal is to file one new investigative new drug application in a significant indication each year. Rigel has achieved this goal each year beginning in 2002. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Rigel has internal product development programs in inflammatory/autoimmune diseases, such as rheumatoid arthritis and thrombocytopenia, and cancer, as well as partnered product development programs relating to asthma and cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to complete a public offering and its strategy to further develop a portfolio of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks and uncertainties related to satisfaction of the public offering’s customary closing conditions, risks associated with the timing and success of preclinical and clinical trials, as well as other risks detailed from time to time in Rigel’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Rigel does not undertake any obligation to update forward-looking statements.